Exhibit 24.2

POWER OF ATTORNEY

The undersigned director of Zai Lab Limited hereby appoints each of Samantha Du and William Ki Chul Cho, and each of them singly, as attorney-in-fact for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this registration statement on Form F-3 and any and all related registration statements pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ LEON O. MOULDER JR. Leon O. Moulder Jr.	Director	January 21, 2020